Exhibit 99.(s)

CALCULATION OF FILING FEE

FORM N-2
(Form Type)

CPG Cooper Square International Equity, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Shares
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Units of Limited Liability Company Interest	Rule 415(a)(6)			$96,540,400(1)			N-2	333-239925	October 2, 2020	$27,275(1)
Total Offering Amounts						$96,540,400(1)		$0(1)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$0(1)

(1)	The proposed maximum offering price per security will be determined, from time to time, by CPG Cooper Square International Equity, LLC (the “Fund”) in connection with the sale by the Fund of the securities registered under this Registration Statement. A credit is claimed for fees attributable to $96,540,400 in securities previously registered and unsold under the Fund’s registration statement, dated October 1, 2020 (File Nos. 333-239925 and 811-23590), filed on October 1, 2020, and declared effective on October 2, 2020, pursuant to the “carryover” provision of Rule 415(a)(6). The Fund previously paid filing fees in the aggregate of $27,275 relating to the unsold securities.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A